UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2007

PUBLIC STORAGE

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-33519	95-3551121
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Western Avenue, Glendale, California	91201-2349
(Address of Principal Executive Offices)	(Zip Code)

(818) 244-8080

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On June 6, 2007, Public Storage’s subsidiary, Shurgard Self Storage Europe Limited, (“Shurgard Europe”) a developer, owner and operator of self-storage centers in Europe, announced indicative pricing for an offering of shares on Eurolist by EuronextTM of Euronext Brussels. Based on the indicative per share price range and sale of the maximum number of shares being offered, the gross proceeds to Shurgard Europe would be between €545 million and €654 million.

Of the anticipated proceeds, Public Storage expects to receive €124 million from Shurgard Europe to repay certain existing indebtedness and to receive approximately €345 million to €454 million to reduce Public Storage’s interest in the company. Public Storage, through its subsidiary, Shurgard Storage Center LLC, has granted an over-allotment option to the underwriters of the offering and if that over-allotment option is exercised in full, Public Storage would receive gross proceeds of between €82 million and €98 million. Completion of the offer, currently anticipated before the end of June, and proceeds realized are subject to market conditions and other factors. Following completion of the offering, whether or not the over-allotment option is exercised, Public Storage’s ownership interest in Shurgard Europe is expected to be below 50%.

Under applicable securities laws restrictions, Public Storage and Shurgard Europe are not providing additional comment about the offering at this time. Shurgard Europe’s securities have not been and will not be registered under the Securities Act of 1933. This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities of Shurgard Europe, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2007

PUBLIC STORAGE

By:	/s/ Stephanie G. Heim
Stephanie G. Heim
Vice President